As filed with the Securities and Exchange Commission on August 5, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TALOS ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3532642
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

333 Clay St., Suite 3300 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

SECOND AMENDED AND RESTATED TALOS ENERGY INC. 2021 LONG TERM INCENTIVE PLAN

(Full title of the plan)

William S. Moss III

Executive Vice President, General Counsel and Secretary

333 Clay Street, Suite 3300

Houston, Texas 77002

(Name and address of agent for service)

(713) 328-3000

(Telephone number, including area code, of agent for service)

Copies to:

Katherine G. Smith

Christopher J. Gyves

Womble Bond Dickinson (US) LLP

717 Texas Avenue, Suite 2100

Houston, Texas 77002 (346)

998-7801

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

The Talos Energy Inc. 2021 Long Term Incentive Plan was adopted in 2021 (the “2021 LTIP”). At the Annual Meeting of Shareholders of Talos Energy Inc., a Delaware corporation (the “Registrant”), held on May 23, 2024 (the “2024 Annual Meeting”), the Registrant’s shareholders approved an amendment and restatement of the 2021 LTIP (the “2024 Amendment”) in order to increase the number of shares of common stock, $0.01 par value per share (the “Common Stock”), available for grant to 12,439,415 since the adoption of the 2021 LTIP and to extend the term of the plan to the tenth anniversary of the 2024 Annual Meeting. At the Annual Meeting of Shareholders of the Registrant, held on June 4, 2026 (the “2026 Annual Meeting”), the Registrant’s shareholders approved a second amendment and restatement of the 2021 LTIP (the “2026 Amendment”) in order to increase the number of shares of Common Stock, available for grant to 16,939,415 since the adoption of the 2021 LTIP, and to extend the term of the plan to the tenth anniversary of the 2026 Annual Meeting (as amended and restated, the “Plan”).

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant, to register an additional 5,400,000 shares of Common Stock that may be issued pursuant to the Plan, which are available as a result of the 2026 Amendment to the Plan.

The Registrant previously filed Registration Statements on Form S-8 on May 27, 2021 (File No. 333-256554), August 8, 2024 (File No. 333-281398), and February 25, 2026 (File No. 333-293738) to register shares of Common Stock for issuance under the Plan and those Registration Statements are incorporated herein by reference except as modified, amended, or superseded by the information set forth in this Registration Statement.

The Registrant is filing this Registration Statement on the short form available under General Instruction E to Form S-8, which permits the registration of additional securities of the same class as other securities for which a registration statement filed on Form S-8 relating to the same employee benefit plan is effective.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1	Second Amended and Restated Certificate of Incorporation of Talos Energy Inc. (incorporated by reference herein to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 14, 2023).

4.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Talos Energy Inc. (incorporated by reference herein to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Commission on May 23, 2024).

4.3	Second Amended and Restated Bylaws Talos Energy Inc. (incorporated by reference herein to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the Commission on February 14, 2023).

4.4	Second Amended and Restated Talos Energy Inc. 2021 Long Term Incentive Plan (incorporated by reference herein to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on June 9, 2026).

5.1*	Opinion of Womble Bond Dickinson (US) LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.3*	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included in the signature page of this Registration Statement).

107.1*	Calculation of Filing Fee Table.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on August 5, 2026.

TALOS ENERGY, INC.

By:	/s/ William S. Moss III
Name:	William S. Moss III
Title:	Executive Vice President and General Counsel

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints William S. Moss III and Zachary B. Dailey, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 5, 2026.

Signatures	Title

/s/ Paul Goodfellow	President, Chief Executive Officer and Director
Paul Goodfellow	(Principal Executive Officer)

/s/ Zachary B. Dailey	Chief Financial Officer and Executive Vice President
Zachary B. Dailey	(Principal Financial Officer)

/s/ Gregory Babcock	Chief Accounting Officer and Vice President
Gregory Babcock	(Principal Accounting Officer)

/s/ Neal P. Goldman	Chairman of the Board
Neal P. Goldman

/s/ John “Brad” Juneau	Director
John “Brad” Juneau

/s/ Richard Sherrill	Director
Richard Sherrill

/s/ Charles M. Sledge	Director
Charles M. Sledge

/s/ Shandell Szabo	Director
Shandell Szabo